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                                                                    Exhibit 99.1




Careside, Inc. Announces Completion of $8.4 Million Private Placement

CULVER CITY, Calif., March 9, 2000 -- Careside, Inc. (Amex: CSA) today announced that it had completed the initial closing on a private placement of common stock with five institutional investors. The transaction involved the sale of 956,039 shares priced at a 20 percent discount to an average closing price prior to the closing of the private placement. The proceeds to the Company, net of placement fees and expenses, will be used primarily to expand marketing for the Careside System and for working capital. The investors also received a contingent warrant to purchase 12 percent of the number of shares purchased. The contingent warrant will become exercisable if the fifteen-day moving average closing price of Careside's common stock drops below $7.50 per share during the period between August 15 and November 15, 2000. The contingent warrants expire December 15, 2000.

Careside expects to continue the private placement of its common stock and contingent warrants up to the offering maximum, currently $10 million.
None of the securities sold or to be sold in the private placement has been or will be when issued registered under the Securities Act of 1933 and none may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Careside, Inc. is the developer of the Careside System, a proprietary in vitro blood diagnostic system designed to provide superior patient care, safety, lower costs, simplicity and savings and revenue opportunities for healthcare providers. The Careside System will provide cost-effective, accurate test results within 10 to 15 minutes at the point-of-care for a broad menu of routine blood tests in five different test categories (chemistry, electrochemistry, coagulation, immunochemistry and hematology).

Statements in this press release discuss future events and developments or state other ``forward-looking'' information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those presented in or suggested by the release. The Company undertakes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or other factors that could affect those statements.